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                                                                 EXHIBIT 10.9(A)

                              MOORE MEDICAL CORP.

             1998 CORPORATE VICE PRESIDENTS' BONUS PLAN (REVISED)


     1.  Purpose; Eligibility; Etc.  This plan is designed to offer the
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incentive of bonus compensation to the Company's corporate vice presidents.  The
Plan is for the Company's 1998 fiscal year. Only employees who are corporate vice presidents, elected to such position by the Company's Board of Directors, are participants in the Plan. (As of February 17, 1998, the corporate vice presidents are Richard A. Bucchi, Kenneth S. Kollmeyer and John A. Murray.) No bonus compensation will be payable if a participant breaches a material obligation to the Company. This Plan does not constitute an employment contract or confer a right to continued employment. An employee first elected a corporate vice president by the Board or its Executive Committee during the year is eligible from the date of election, on an elapsed day basis, pro rated from that date. If a participant should cease being continually employed by the Company on a full-time basis during 1998, his bonus compensation will be computed on an elapsed day basis, pro rated to the date of cessation.

     2.  Bonus   As bonus compensation, the Company will pay each participant,
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within 75 days after its 1998 fiscal year end:  (a) a bonus of up to $20,000 based on the achievement of the specific individual participant's "hard goals" agreed to in writing between the Company's President and the participant; and
(b) the percentage of his Salary (defined below) set forth in Column A if its pre-tax income for that fiscal year, as shown in its audited financial statements for the year (subject to adjustment as hereinafter provided for), exceeds the amount set forth opposite the percentage in Column B:


     A              B                               A            B
     -              -                               -            -
     50%........$5,735,000                        25%........$4,485,000
     45%........$5,485,000                        20%........$4,235,000
     40%........$5,235,000                        15%........$3,985,000
     35%........$4,985,000                        10%........$3,735,000
     30%........$4,735,000                         5%........$3,485,000

     A participant's Salary is his W-2 gross pay for 1998 plus any bonus earned under paragraph 2(a) of this Plan, but excluding any bonus under paragraph 2(b) of this Plan and excluding pay for periods during which he was not actively working for the Company, such as a period of disability or severance pay.

     No bonus compensation will be paid under paragraph 2(b) of this Plan if the Company's pre-tax income for the fiscal year does not exceed $3,485,000. If the pre-tax income is effected by any charge or associated cost or change in a prior year's reserve relating to a federal government contract pricing deficiency, for purposes of Column B the amount of the pre-tax income will be subject to such adjustments (if any) as the Compensation Committee of the Board of Directors of the Company may, in its sole and absolute discretion, determine.

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